                                                                       Exhibit 4

================================================================================


                                 TIDEWATER INC.
                                       and
                              CERTAIN SUBSIDIARIES


                                  $300,000,000
                           Aggregate Principal Amount
                                  Senior Notes

                    $25,000,000 3.91% Senior Notes, Series A
                                Due July 30, 2010

                    $40,000,000 4.16% Senior Notes, Series B
                                Due July 30, 2011

                    $60,000,000 4.31% Senior Notes, Series C
                                Due July 30, 2012

                    $140,000,000 4.44% Senior Notes, Series D
                                Due July 30, 2013

                    $35,000,000 4.61% Senior Notes, Series E
                                Due July 30, 2015

                                    _________

                             NOTE PURCHASE AGREEMENT
                                    _________


                            Dated as of July 1, 2003



================================================================================
                                                    Series A PPN: 88642@ AA 5
                                                    Series B PPN: 88642@ AB 3
                                                    Series C PPN: 88642@ AC 1
                                                    Series D PPN: 88642@ AD 9
                                                    Series E PPN: 88642@ AE 7

                                TABLE OF CONTENTS

Section                                                                                                       Page
-------                                                                                                       ----
1.       AUTHORIZATION OF NOTES ...............................................................................  1

2.       SALE AND PURCHASE OF NOTES. ..........................................................................  2

3.       CLOSING ..............................................................................................  2

4.       CONDITIONS TO CLOSING ................................................................................  3
         4.1.     Representations and Warranties ..............................................................  3
         4.2.     Performance; No Default .....................................................................  3
         4.3.     Compliance Certificates .....................................................................  3
         4.4.     Opinions of Counsel .........................................................................  3
         4.5.     Purchase Permitted By Applicable Law, etc ...................................................  3
         4.6.     Sale of Other Notes .........................................................................  4
         4.7.     Payment of Special Counsel Fees .............................................................  4
         4.8.     Private Placement Number ....................................................................  4
         4.9.     Changes in Corporate Structure ..............................................................  4
         4.10.    Credit Agreement ............................................................................  4
         4.11.    Proceedings and Documents. ..................................................................  4

5.       REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS .......................................................  5
         5.1.     Organization; Power and Authority ...........................................................  5
         5.2.     Authorization, etc ..........................................................................  5
         5.3.     Disclosure ..................................................................................  5
         5.4.     Organization and Ownership of Shares of Subsidiaries ........................................  6
         5.5.     Financial Statements ........................................................................  6
         5.6.     Compliance with Laws, Other Instruments, etc ................................................  6
         5.7.     Governmental Authorizations, etc. ...........................................................  7
         5.8.     Litigation; Observance of Statutes and Orders ...............................................  7
         5.9.     Taxes .......................................................................................  7
         5.10.    Title to Property; Leases ...................................................................  7
         5.11.    Licenses, Permits, etc ......................................................................  8
         5.12.    Compliance with ERISA .......................................................................  8
         5.13.    Private Offering by the Company .............................................................  9
         5.14.    Use of Proceeds; Margin Regulations .........................................................  9
         5.15.    Existing Indebtedness .......................................................................  9
         5.16.    Foreign Assets Control Regulations, etc ..................................................... 10
         5.17.    Status under Certain Statutes ............................................................... 10
         5.18.    Environmental Matters ....................................................................... 10
         5.19.    Solvency of Obligors ........................................................................ 11

6.       REPRESENTATIONS OF THE PURCHASERS. ................................................................... 11
         6.1.     Purchase for Investment ..................................................................... 11
         6.2.     Source of Funds ............................................................................. 11

7.       INFORMATION AS TO OBLIGORS ........................................................................... 13
         7.1.     Financial and Business Information .......................................................... 13
         7.2.     Officer's Certificate ....................................................................... 15
         7.3.     Inspection .................................................................................. 16

8.       PREPAYMENT OF THE NOTES. ............................................................................. 16
         8.1.     No Scheduled Prepayments .................................................................... 16
         8.2.     Optional Prepayments with Make-Whole Amount ................................................. 16
         8.3.     Allocation of Partial Prepayments ........................................................... 17
         8.4.     Maturity; Surrender, etc .................................................................... 17
         8.5.     Purchase of Notes ........................................................................... 17
         8.6.     Make-Whole Amount ........................................................................... 18

9.       AFFIRMATIVE COVENANTS ................................................................................ 19
         9.1.     Compliance with Law ......................................................................... 19
         9.2.     Insurance ................................................................................... 19
         9.3.     Maintenance of Properties ................................................................... 20
         9.4.     Payment of Taxes ............................................................................ 20
         9.5.     Corporate Existence, etc .................................................................... 20

10.      NEGATIVE COVENANTS ................................................................................... 20
         10.1.    Consolidated Debt. .......................................................................... 21
         10.2.    Priority Debt ............................................................................... 21
         10.3.    Indebtedness of  Subsidiaries ............................................................... 21
         10.4.    Liens. ...................................................................................... 22
         10.5.    Mergers, Consolidations, etc. ............................................................... 23
         10.6.    Sale of Assets. ............................................................................. 24
         10.7.    Subsidiary Guaranty ......................................................................... 25
         10.8.    Nature of Business. ......................................................................... 25
         10.9.    Transactions with Affiliates ................................................................ 25

11.      EVENTS OF DEFAULT .................................................................................... 25

12.      REMEDIES ON DEFAULT, ETC ............................................................................. 27
         12.1.    Acceleration ................................................................................ 27
         12.2.    Other Remedies .............................................................................. 28
         12.3.    Rescission .................................................................................. 28
         12.4.    No Waivers or Election of Remedies, Expenses, etc ........................................... 29

13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES ........................................................ 29
         13.1.    Registration of Notes ....................................................................... 29
         13.2.    Transfer and Exchange of Notes .............................................................. 29
         13.3.    Replacement of Notes ........................................................................ 30

14.      PAYMENTS ON NOTES. ................................................................................... 30
         14.1.    Place of Payment ............................................................................ 30
         14.2.    Home Office Payment ......................................................................... 30

15.      EXPENSES, ETC ........................................................................................ 31
         15.1.    Transaction Expenses ........................................................................ 31
         15.2.    Survival .................................................................................... 32

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT ......................................... 32

17.      AMENDMENT AND WAIVER ................................................................................. 32
         17.1.    Requirements ................................................................................ 32
         17.2.    Solicitation of Holders of Notes ............................................................ 32
         17.3.    Binding Effect, etc ......................................................................... 33
         17.4.    Notes held by Obligors, etc ................................................................. 33

18.      NOTICES .............................................................................................. 34

19.      REPRODUCTION OF DOCUMENTS ............................................................................ 34

20.      CONFIDENTIAL INFORMATION ............................................................................. 34

21.      SUBSTITUTION OF PURCHASER ............................................................................ 36

22.      MISCELLANEOUS ........................................................................................ 36
         22.1.    Successors and Assigns ...................................................................... 36
         22.2.    Payments Due on Non-Business Days ........................................................... 36
         22.3.    Severability ................................................................................ 36
         22.4.    Construction ................................................................................ 36
         22.5.    Counterparts ................................................................................ 37
         22.6.    Governing Law ............................................................................... 37

SCHEDULE A       --    Information Relating to Purchasers
SCHEDULE B       --    Defined Terms

SCHEDULE 4.9     --    Changes in Corporate Structure
SCHEDULE 5.3     --    Disclosure Materials
SCHEDULE 5.4     --    Subsidiaries and Ownership of Subsidiary Stock
SCHEDULE 5.5     --    Financial Statements
SCHEDULE 5.8     --    Certain Litigation
SCHEDULE 5.11    --    Licenses, Permits, etc.
SCHEDULE 5.14    --    Use of Proceeds
SCHEDULE 5.15    --    Indebtedness
SCHEDULE 10.3    --    Indebtedness of Subsidiaries
SCHEDULE 10.4    --    Liens

EXHIBIT 1(a)     --    Form of Series A Senior Note
EXHIBIT 1(b)     --    Form of Series B Senior Note
EXHIBIT 1(c)     --    Form of Series C Senior Note
EXHIBIT 1(d)     --    Form of Subsidiary Guaranty
EXHIBIT 4.4(a)   --    Form of Opinion of Special Counsel for the Obligors
EXHIBIT 4.4(b)   --    Form of Opinion of Special Counsel to the Purchasers

                                 TIDEWATER INC.
                                       and
                              CERTAIN SUBSIDIARIES
                            Pan-American Life Center
                               601 Poydras Street
                              New Orleans, LA 70130
                                 (504) 568-1010
                               Fax: (504) 566-4559


                                  $300,000,000
                           Aggregate Principal Amount
                                  Senior Notes

           $25,000,000 3.91% Senior Notes, Series A, due July 30, 2010 $40,000,000 4.16% Senior Notes, Series B, due July 30, 2011
           $60,000,000 4.31% Senior Notes, Series C, due July 30, 2012
          $140,000,000 4.44% Senior Notes, Series D, due July 30, 2013
           $35,000,000 4.61% Senior Notes, Series E, due July 30, 2015


                                                        Dated as of July 1, 2003

TO EACH OF THE PURCHASERS LISTED IN
        THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

               TIDEWATER INC., a Delaware corporation (the "Company"), and each Subsidiary of the Company signing the signature page to this Agreement (each such Subsidiary and the Company, an "Obligor," and collectively the "Obligors"), jointly and severally, agree with you as follows:

1.      AUTHORIZATION OF NOTES.

               The Obligors have authorized the issue and sale of $300,000,000 of Senior Notes, consisting of $25,000,000 aggregate principal amount of their 3.91% Senior Notes, Series A, due July 30, 2010 (the "Series A Notes"), $40,000,000 aggregate principal amount of their 4.16% Senior Notes, Series B, due July 30, 2011 (the "Series B Notes"), $60,000,000 aggregate principal amount of their 4.31% Senior Notes, Series C, due July 30, 2012 (the "Series C Notes"), $140,000,000 aggregate principal amount of their 4.44% Senior Notes, Series D, due July 30, 2013 (the "Series D Notes") and $35,000,000 aggregate principal amount of their 4.61%

Senior Notes, Series E, due July 30, 2015 (the "Series E Notes" and collectively with the Series A Notes, Series B Notes, Series C Notes and Series D Notes, the "Notes", such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibits 1(a), 1(b), 1(c), 1(d) or 1(e), as appropriate, with such changes therefrom, if any, as may be approved by you, the Other Purchasers and the Obligors. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. The Notes will be guaranteed by any Subsidiary that is not an Obligor and in the future becomes a guarantor of, or otherwise becomes obligated in respect of, any Indebtedness to banks under the Credit Agreement (individually, a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors") pursuant to a guaranty in substantially the form of Exhibit 1(f) (the "Subsidiary Guaranty"). The Notes will be unsecured and will rank pari passu with the Obligors' Indebtedness to banks under the Credit Agreement and with all other senior unsecured Indebtedness of the Obligors.

2.       SALE AND PURCHASE OF NOTES.

               Subject to the terms and conditions of this Agreement, the Obligors will issue and sell to you and each of the other purchasers named in Schedule A (the "Other Purchasers"), and you and the Other Purchasers will purchase from the Obligors, at the Closing provided for in Section 3, Notes in the principal amount and series specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no obligation and no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3.       CLOSING.

               The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Gardner Carton & Douglas LLC, 191 North Wacker Drive, Suite 3700, Chicago, Illinois 60606-1698, at 9:00 a.m., Chicago time, at a closing (the "Closing") on July 8, 2003 or on such other Business Day thereafter on or prior to July 15, 2003 as may be agreed upon by the Obligors and you and the Other Purchasers. At the Closing the Obligors will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Obligors or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Obligors to account number 40596435, FBO: Tidewater, Inc. at Citibank N.A., New York, New York, ABA No. 021000089. If at the Closing the Obligors fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.       CONDITIONS TO CLOSING.

               Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.     Representations and Warranties.

               The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing.

4.2.     Performance; No Default.

               The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3.     Compliance Certificates.

               (a) Officer's Certificate. The Obligors shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

               (b) Secretary's Certificate. The Company and each other Obligor shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreement.

4.4.     Opinions of Counsel.

               You shall have received opinions in form and substance satisfactory to you, dated the date of such Closing (a) from Jones Walker, special counsel for the Obligors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Obligors instruct their counsel to deliver such opinion to you) and (b) from Gardner Carton & Douglas, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.     Purchase Permitted By Applicable Law, etc.

               On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.     Sale of Other Notes.

               Contemporaneously with the Closing the Obligors shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.     Payment of Special Counsel Fees.

               Without limiting the provisions of Section 15.1, the Obligors shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4, to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Closing.

4.8.     Private Placement Number.

               A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained by Gardner Carton & Douglas for each series of the Notes.

4.9.     Changes in Corporate Structure.

               Except as specified in Schedule 4.9, no Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.    Credit Agreement.

               You and your special counsel shall have been provided with a copy of the Credit Agreement as currently in effect.

4.11.    Proceedings and Documents.

               All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.       REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

               The Obligors, jointly and severally, represent and warrant to you that:

5.1.     Organization; Power and Authority.

               Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.     Authorization, etc.

               This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of each Obligor, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.     Disclosure.

               The Obligors, through their agents, Banc One Capital Markets, Inc. and RBC Capital Markets, have delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated June 2003 (the "Memorandum"), relating to the transactions contemplated hereby. Except as disclosed in
Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in
Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in
Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since March 31, 2003, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4.     Organization and Ownership of Shares of Subsidiaries.

               (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is an Obligor.

               (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

               (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

5.5.     Financial Statements.

               The Obligors have delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on
Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.     Compliance with Laws, Other Instruments, etc.

               The execution, delivery and performance by each Obligor of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any other Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which any Obligor or any other Subsidiary is bound or by which any Obligor or any other Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any other Subsidiary or
(iii)
violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any other Subsidiary.

5.7.     Governmental Authorizations, etc.

               No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Agreement or the Notes.

5.8.     Litigation; Observance of Statutes and Orders.

               (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor or any other Subsidiary or any property of any Obligor or any other Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               (b) No Obligor or any other Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.     Taxes.

               The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes, shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service, and all taxes shown in such returns or finally determined by the Internal Revenue Service to be due have been paid, for all fiscal years up to and including the fiscal year ended March 31, 1998.

5.10.    Title to Property; Leases.

               The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

5.11.    Licenses, Permits, etc.

               Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.12.    Compliance with ERISA.

               (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

               (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) that is a defined benefit pension plan qualified under Code Section 401(a), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that, individually or in the aggregate, is Material. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

               (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

               (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material or has been disclosed in the most recent audited consolidated financial statements of the Company and its Subsidiaries.

               (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax would be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13.    Private Offering by the Company.

               No Obligor or anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 40 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. No Obligor or anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14.    Use of Proceeds; Margin Regulations.

               The Obligors will apply the proceeds of the sale of the Notes for general corporate purposes, to repay Indebtedness and to fund capital expenditures as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15.    Existing Indebtedness.

               Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of May 31, 2003, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that is outstanding in an aggregate principal amount in excess of $5,000,000 and that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.16.     Foreign Assets Control Regulations, etc.

               Neither the sale of the Notes by the Obligors hereunder nor their use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Anti-Terrorism Order. Without limiting the foregoing, no Obligor or any other Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions, or is otherwise associated, with any such person.

5.17.     Status under Certain Statutes.

               No Obligor or any other Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended by the ICC Termination Act, as amended, or the Federal Power Act, as amended.

5.18.     Environmental Matters.

               No Obligor or any other Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any other Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

               (a) no Obligor or any other Subsidiary has knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

               (b) no Obligor or any other Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

               (c) all buildings on all real properties now owned, leased or operated by any Obligor or any other Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

5.19.     Solvency of Obligors.

               After giving effect to the transactions contemplated herein, (i) the present fair salable value of the assets of each Obligor is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) each Obligor has received reasonably equivalent value for executing and delivering this Agreement and issuing and selling the Notes, (iii) the property remaining in the hands of each Obligor is not an unreasonably small capital, and (iv) each Obligor is able to pay its debts as they mature.

6.        REPRESENTATIONS OF THE PURCHASERS.

6.1.      Purchase for Investment.

               You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes. You represent that you are an "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act.

6.2.      Source of Funds.

               You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

               (a) the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

               (b) the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

               (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Obligors in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

               (d) the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Obligor and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Obligors in writing pursuant to this clause (d); or

               (e) the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in any Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Obligors in writing pursuant to this clause (e); or

               (f)  the Source is a governmental plan; or

               (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Obligors in writing pursuant to this paragraph (g); or

               (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan", "governmental plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.        INFORMATION AS TO OBLIGORS.

7.1.      Financial and Business Information

               The Obligors will deliver to each holder of Notes that is an Institutional Investor:

               (a) Quarterly Statements -- within 60 days (or such other shorter period within which Quarterly Reports on Form 10-Q are required to be timely filed with the Securities and Exchange Commission, including any extension permitted by Rule 12b-25 of the Exchange Act) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                    (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

                    (ii) consolidated statements of earnings and stockholders' equity of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

                    (iii) consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

          setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial condition of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

               (b) Annual Statements -- within 120 days (or such other shorter period within which Annual Reports on Form 10-K are required to be timely filed with the Securities and Exchange Commission, including any extension permitted by Rule 12b-25 of the Exchange Act) after the end of each fiscal year of the Company, duplicate copies of,

                    (i) a consolidated balance sheet of the Company and its Subsidiaries, including the Company, as at the end of such year, and

                    (ii) consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

          setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial condition of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

               (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (other than a Registration Statement on Form S-8) that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments (other than one relating sole to employee benefit plans) thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

               (d) Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;

               (e) ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                    (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                    (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the
               termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                    (iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

               (f) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Obligors or any other Subsidiary or relating to the ability of the Obligors to perform their obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.      Officer's Certificate.

               Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

               (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 10.1 through Section 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

               (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or propose to take with respect thereto.

7.3.      Inspection.

               The Obligors shall permit the representatives of each holder of Notes that is an Institutional Investor:

               (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably withheld), to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

               (b) Default -- if a Default or Event of Default then exists, at the expense of the Obligors, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and any other Subsidiaries), all at such times and as often as may be requested.

8.        PREPAYMENT OF THE NOTES.

8.1.      No Scheduled Prepayments.

               No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

8.2.      Optional Prepayments with Make-Whole Amount.

               The Obligors may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any series in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Obligors will give each holder of Notes of the series to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes of such series to be prepaid on such date, the principal amount of each Note of such series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Obligors shall deliver to each holder of Notes of the series to be prepaid a certificate of a Senior

Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.      Allocation of Partial Prepayments.

               In the case of each partial prepayment of the Notes of a series, the principal amount of the Notes of such series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.      Maturity; Surrender, etc.

               In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Obligors shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.      Purchase of Notes.

               The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any series except (a) upon the payment or prepayment of the Notes of a series in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Obligors or an Affiliate pro rata to the holders of all Notes of a series at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the holders of more than 25% of the principal amount of the Notes of a series then outstanding accept such offer, the Obligors shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such series of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten Business Days from its receipt of such notice to accept such offer. The Obligors will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.      Make-Whole Amount.

               The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

               "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to
          Section 12.1, as the context requires.

               "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

               "Reinvestment Yield" means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the "PX1 Screen" on the Bloomberg Financial Market Service (or such other display as may replace the PX1 Screen on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

               "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

               "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such

          Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

               "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.        AFFIRMATIVE COVENANTS.

               The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:

9.1.      Compliance with Law.

               Each Obligor will, and will cause each other Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

9.2.      Insurance.

               Each Obligor will, and will cause each other Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.      Maintenance of Properties.

               Each Obligor will, and will cause each other Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Obligor or any other Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

9.4.      Payment of Taxes.

               Each Obligor will, and will cause each other Subsidiary to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that no Obligor or any other Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by any Obligor or such other Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries, taken as a whole.

9.5.      Corporate Existence, etc.

               Subject to Sections 10.5 and 10.6, each Obligor will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.5 and 10.6, the Obligors will at all times preserve and keep in full force and effect the corporate existence of each other Subsidiary (unless merged into an Obligor or a Wholly Owned Subsidiary) and all rights and franchises of the Obligors and the other Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect a particular corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

10.       NEGATIVE COVENANTS.

               The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:

10.1.     Consolidated Debt.

               The Obligors will not incur, and will not permit any other Subsidiary to incur, any Indebtedness if, after giving effect thereto and to the application of the proceeds therefrom, Consolidated Debt would exceed 55% of Consolidated Total Capitalization.

10.2.     Priority Debt.

               The Obligors will not at any time permit Priority Debt to exceed 20% of Consolidated Net Worth (determined as of the end of the Company's most recently completed fiscal quarter).

10.3.     Indebtedness of  Subsidiaries.

               The Obligors will not at any time permit any other Subsidiary, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:

               (a) Indebtedness outstanding on the date hereof that is described on Schedule 10.3 and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased;

               (b)  Indebtedness owed to an Obligor or a Wholly Owned
          Subsidiary;

               (c) Guaranties (i) by a Subsidiary of Indebtedness of another Subsidiary or (ii) by a Subsidiary Guarantor of Indebtedness of the Company, but only in the case of clause (ii) if there exists with respect to such Guaranty an intercreditor agreement between the holders of such Indebtedness of the Company and the holders of the outstanding Notes providing for the pari passu sharing of any payments received from such Subsidiary Guarantor;

               (d) Indebtedness of a Subsidiary outstanding at the time of its acquisition by an Obligor, provided that (i) such Indebtedness was not incurred in contemplation of becoming a Subsidiary, and (ii) at the time of such acquisition and after giving effect thereto, no Default or Event of Default exists or would exist;

               (e) Indebtedness not otherwise permitted by the preceding clauses (a) through (d), provided that immediately before and after giving effect thereto and to the application of the proceeds thereof,

                    (i)   no Default or Event of Default exists, and

                    (ii) Priority Debt does not exceed 20% of Consolidated Net Worth.

10.4.     Liens.

               The Obligors will not, and will not permit any other Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

               (a) Liens for taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by
          Section 9.4;

               (b) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

               (c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', lessors', carriers', operators', warehousemen's, mechanics', materialmen's and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

               (d) encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not material;

               (e) Liens existing on property or assets of the Obligors or any other Subsidiary as of the date of this Agreement that are described in Schedule 10.4;

               (f) Liens securing Indebtedness of a Subsidiary to any Obligor or to another Wholly Owned Subsidiary;

               (g) Liens (i) existing on property at the time of its acquisition by an Obligor or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Obligor or a Subsidiary; or (ii) on property created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or development thereof to secure or provide for all or a portion of the purchase price or cost of the acquisition, construction or development of such property after the date of Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that in the case of clauses (i), (ii) and (iii) such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value (determined in good faith by one or more officers of the Company to whom authority to enter into such transaction has been delegated by the board of directors of the Company) of the property subject thereto;

               (h) Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (e) and (g), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist; and

               (i) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (h) of this Section 10.4, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, Priority Debt does not exceed 20% of Consolidated Net Worth.

10.5.     Mergers, Consolidations, etc.

               The Obligors will not, and will not permit any other Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:

               (a) any Obligor may consolidate or merge with any other Obligor or other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any other Obligor or any other Person, provided that:

                    (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of an Obligor as an entirety, as the case may be, is a solvent corporation, general partnership, limited partnership or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if an Obligor is not such survivor or Person, such survivor or Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes;

                    (ii) after giving effect to such transaction, no Default or Event of Default shall exist; and

                    (iii) after giving effect to such transaction, the Obligors or such successor, survivor or Person could incur at least $1.00 of additional Indebtedness; and

               (b) any other Subsidiary may (x) merge into an Obligor (provided that the Obligor is the surviving corporation) or another Wholly Owned Subsidiary or (y) sell, transfer or lease all or any part of its assets to an Obligor or another Wholly Owned Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by
          Section 10.6 or, as a result of which, such Person becomes a Subsidiary; provided in each instance set forth in clauses (x) through
          (z) that, immediately after giving effect thereto, there shall exist no Default or Event of Default;

No such conveyance, transfer, sale or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.5 from its liability under this Agreement or the Notes.

10.6.     Sale of Assets.

               Except as permitted by Section 10.5, the Obligors will not, and will not permit any other Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a "Disposition"), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:

               (a) Dispositions in the ordinary course of business, including the demise charter, time charter and bareboat charter of any vessel;

               (b) Dispositions by a Subsidiary to an Obligor or another Wholly Owned Subsidiary or by an Obligor to another Obligor; or

               (c) Dispositions not otherwise permitted by clauses (a) or (b) of this Section 10.6, provided that the aggregate net book value of all assets so disposed of in any fiscal year pursuant to this Section 10.6(c) does not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year.

Notwithstanding the foregoing, the Obligors may, or may permit any other Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c) of the preceding sentence to the extent that the net proceeds from such Disposition are within 365 days of such Disposition (A) reinvested in tangible assets to be used in the existing business of an Obligor or another Subsidiary, including the refurbishment of existing or new vessels, or (B) applied to the payment or prepayment of the Notes or any other outstanding Indebtedness of the Obligors or any other Subsidiary ranking pari passu with or senior to the Notes (other than Indebtedness owing to an Obligor, any other Subsidiary or any Affiliate or in respect of any revolving credit or similar credit facility providing any Obligor or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness). For purposes of foregoing clause (B), the Obligors shall offer to prepay (not less than 30 or more than 60 days following such offer) the Notes on a pro rata basis with such other Indebtedness at a price of 100% of the principal amount of the Notes to be prepaid (without any Make-Whole Amount) together with interest accrued to the date of prepayment; provided that if any holder of the Notes declines such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 Business Days prior to the proposed prepayment date to an offer to prepay made pursuant to this Section 10.6 shall be deemed to constitute a rejection of such offer by such holder.

10.7.     Subsidiary Guaranty.

               The Company will not permit any Subsidiary that is not an Obligor to become a borrower or a guarantor of Indebtedness owed to banks under the Credit Agreement unless such Subsidiary is, or concurrently therewith becomes, a party to the Subsidiary Guaranty.

10.8.     Nature of Business.

               The Obligors will not, and will not permit any other Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Obligors and the other Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business of the Obligors and the other Subsidiaries, taken as a whole, as described in the Memorandum.

10.9.     Transactions with Affiliates.

               The Obligors will not, and will not permit any other Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Obligors or another Subsidiary), except upon fair and reasonable terms no less favorable to the Obligors or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

11.       EVENTS OF DEFAULT.

               An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

               (a) the Obligors default in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

               (b) the Obligors default in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

               (c) the Obligors default in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.9; or

               (d) the Obligors default in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Obligors receiving written notice of such default from any holder of a Note; or

               (e) any representation or warranty made in writing by or on behalf of the Obligors or any Subsidiary Guarantor or by any officer of any Obligor or any Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

               (f) (i) any Obligor or any other Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount in excess of $25,000,000 beyond any period of grace provided with respect thereto, or (ii) any Obligor or any other Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness that is outstanding in an aggregate principal amount in excess of $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

               (g) any Obligor or any other Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,
          (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

               (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any other Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any other Significant Subsidiary, or any such petition shall be filed against any Obligor or any other Significant Subsidiary and such petition shall not be dismissed within 60 days; or

               (i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Obligors and any other Significant Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

               (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

               (k) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Subsidiary Guaranty or the Subsidiary Guaranty ceases to be in full force and effect or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder.

As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.       REMEDIES ON DEFAULT, ETC.

12.1.     Acceleration.

               (a) If an Event of Default with respect to any Obligor described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

               (b) If any other Event of Default has occurred and is continuing, any holder or holders of 51% or more in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Obligors, declare all the Notes then outstanding to be immediately due and payable.

               (c)  If any Event of Default described in paragraph (a) or (b) of
          Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Obligors, declare all the Notes held by it or them to be immediately due and payable.

               Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.     Other Remedies.

               If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.     Rescission.

               At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Obligors, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.     No Waivers or Election of Remedies, Expenses, etc.

               No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this

Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys' fees, expenses and disbursements.

13.       REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.     Registration of Notes.

               The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.     Transfer and Exchange of Notes.

               Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Obligors shall execute and deliver, at the Obligors' expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of
Exhibit 1(a), 1(b) or 1(c), as appropriate. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Obligors may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.     Replacement of Notes.

               Upon receipt by the Obligors of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

               (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least $250,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

               (b) in the case of mutilation, upon surrender and cancellation thereof,

the Obligors at their own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.       PAYMENTS ON NOTES.

14.1.     Place of Payment.

               Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the principal office of Bank One, NA in such jurisdiction. The Obligors may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.     Home Office Payment.

               So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Obligors will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Obligors in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Obligors made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Obligors pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Obligors will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.       EXPENSES, ETC.

15.1.     Transaction Expenses.

               Whether or not the transactions contemplated hereby or by the Subsidiary Guaranty are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Subsidiary Guaranty, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Subsidiary Guaranty, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any other Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by the Subsidiary Guaranty, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof. The Obligors will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2.     Survival.

               The obligations of the Obligors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

               All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Obligors pursuant to this Agreement shall be deemed representations and warranties of the Obligors under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

17.       AMENDMENT AND WAIVER.

17.1.     Requirements.

               This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.     Solicitation of Holders of Notes.

               (a) Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

               (b) Payment. The Obligors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

               (c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to any Obligor, any Subsidiary or any Affiliate of any Obligor and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.     Binding Effect, etc.

               Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" or "the Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.     Notes held by Obligors, etc.

               Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its Affiliates shall be deemed not to be outstanding.

18.       NOTICES.

               All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                    (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

                    (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                    (iii) if to any Obligor or any Subsidiary Guarantor, to the
               Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each
               Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.       REPRODUCTION OF DOCUMENTS.

               This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.       CONFIDENTIAL INFORMATION.

               For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of any Obligor or any other Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure,
(b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by any Obligor or any other Subsidiary, or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of any Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this
Section 20 as though it were a party to this Agreement. On reasonable request by the Obligors in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 20.

               Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that
(i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Notes (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Notes and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4.

21.       SUBSTITUTION OF PURCHASER.

               You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Obligors, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Obligors of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.       MISCELLANEOUS.

22.1.     Successors and Assigns.

               All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not.

22.2.     Payments Due on Non-Business Days.

               Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.     Severability.

               Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.     Construction.

               Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.     Counterparts.

               This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.     Governing Law.

               This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                    * * * * *

          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Obligors, whereupon the foregoing shall become a binding agreement between you and the Obligors.

                                       Very truly yours,

                                       TIDEWATER INC.


                                       By:      J. Keith Losteau
                                            ------------------------------------
                                       Name:   /s/ J. Keith Lousteau
                                              ----------------------------------
                                       Title:   Vice President
                                              ----------------------------------


                                       SUBSIDIARIES

                                       GULF FLEET SUPPLY VESSELS, L.L.C.
                                       HILLIARD OIL & GAS, INC.
                                       JACKSON MARINE, L.L.C.
                                       JAVA BOAT CORPORATION
                                       QUALITY SHIPYARD, L.L.C.
                                       S.O.P., INC.
                                       SEAFARER BOAT CORPORATION
                                       POINT MARINE, L.L.C.
                                       T. BENETEE, L.L.C.
                                       TIDEWATER OFFSHORE (GP-1984), INC.
                                       TIDEWATER MARINE, L.L.C.
                                       TIDEWATER MARINE ALASKA, INC.
                                       TIDEWATER MARINE SERVICE, INC.
                                       TIDEWATER MARINE WESTERN, INC.
                                       TT BOAT CORPORATION
                                       TWENTY GRAND (BRAZIL), L.L.C.
                                       TWENTY GRAND MARINE SERVICE, L.L.C.
                                       TWENTY GRAND OFFSHORE, INC.
                                       ZAPATA GULF MARINE, L.L.C.
                                       ZAPATA GULF MARINE OPERATORS, L.L.C.
                                       ZAPATA GULF PACIFIC, L.L.C.


                                       By:      /s/ J. Keith Losteau
                                            ------------------------------------
                                       Name:    J. Keith Lousteau
                                              ----------------------------------
                                       Title:   Agent and Attorney-in-Fact
                                               ---------------------------------

                                      S-1